MORGAN STANLEY
                             SPECTRUM SERIES







        November 2007
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated November 9, 2007.










                                                       Issued: December 31, 2007


[MORGAN STANLEY LOGO]

MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.





           1991   1992  1993    1994  1995   1996   1997   1998   1999    2000   2001   2002   2003  2004   2005   2006  2007
FUND         %      %     %       %     %      %      %      %      %       %      %      %      %     %      %      %     %
---------------------------------------------------------------------------------------------------------------------------------
Spectrum
Currency..  --     --    --      --    --     --     --     --     --     11.7   11.1   12.2   12.4  (8.0) (18.3)  (3.4) (11.9)
                                                                        (6 mos.)                                        (11 mos.)
---------------------------------------------------------------------------------------------------------------------------------
Spectrum
Global
Balanced..  --     --    --    (1.7)  22.8  (3.6)   18.2   16.4    0.8     0.9   (0.3) (10.1)   6.2  (5.6)   4.2    2.4    1.4
                             (2 mos.)                                                                                   (11 mos.)
---------------------------------------------------------------------------------------------------------------------------------
Spectrum
Select.   31.2   (14.4) 41.6   (5.1)  23.6   5.3     6.2   14.2   (7.6)    7.1    1.7   15.4    9.6  (4.7)  (5.0)   5.9    7.6
         (5 mos.)                                                                                                       (11 mos.)
---------------------------------------------------------------------------------------------------------------------------------
Spectrum
Strategic   --     --    --     0.1   10.5  (3.5)    0.4    7.8   37.2   (33.1)  (0.6)   9.4   24.0   1.7   (2.6)  20.9    2.7
                             (2 mos.)                                                                                   (11 mos.)
---------------------------------------------------------------------------------------------------------------------------------
Spectrum
Technical   --     --    --    (2.2)  17.6  18.3     7.5   10.2   (7.5)    7.8   (7.2)  23.3   23.0   4.4   (5.4)   5.4  (14.0)
                             (2 mos.)                                                                                   (11 mos.)
---------------------------------------------------------------------------------------------------------------------------------


            INCEPTION-     COMPOUND
              TO-DATE     ANNUALIZED
              RETURN        RETURN
FUND             %             %
-------------------------------------
Spectrum
Currency..      0.3           0.0
-------------------------------------
Spectrum
Global
Balanced..     58.2           3.6
-------------------------------------
Spectrum
Select.       212.6           7.2
-------------------------------------
Spectrum
Strategic      76.2           4.4
-------------------------------------
Spectrum
Technical     102.7           5.6
-------------------------------------

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 522 Fifth Avenue, 13th Floor
 New York, NY 10036
 Telephone (212) 296-1999

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
NOVEMBER 2007

Dear Limited Partner:

     The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of November 30, 2007 was as follows:

FUND                         N.A.V.      % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $10.03                -4.58%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $15.82                -1.12%
--------------------------------------------------------------------------------
Spectrum Select             $31.26                -0.98%
--------------------------------------------------------------------------------
Spectrum Strategic          $17.62                -1.99%
--------------------------------------------------------------------------------
Spectrum Technical          $20.27                -3.95%
--------------------------------------------------------------------------------

     Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

     The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

     EFFECTIVE SEPTEMBER 1, 2007, CHESAPEAKE CAPITAL CORPORATION ("CHESAPEAKE" OR THE "TRADING ADVISOR") AGREED TO TEMPORARILY WAIVE THE MANAGEMENT FEE IT RECEIVES FROM SPECTRUM TECHNICAL. THE WAIVER OF THE MANAGEMENT FEE WILL REMAIN IN EFFECT THROUGH DECEMBER 31, 2007. EFFECTIVE JANUARY 1, 2008, CHESAPEAKE, IN CONSULTATION WITH THE GENERAL PARTNER, HAS AGREED TO A FURTHER TEMPORARY PARTIAL WAIVER OF THE MANAGEMENT FEE IT RECEIVES FROM SPECTRUM TECHNICAL. THE GENERAL PARTNER WILL NOTIFY YOU PRIOR TO THE END OF THIS MANAGEMENT FEE WAIVER. DUE TO CHESAPEAKE'S PARTIAL WAIVER OF THE MANAGEMENT FEE, SPECTRUM TECHNICAL WILL PAY A MONTHLY MANAGEMENT FEE EQUAL TO 1/6 OF 1% OF SPECTRUM TECHNICAL'S NET ASSETS AS OF THE BEGINNING OF EACH MONTH (A 2% ANNUAL RATE). PRIOR TO THE MANAGEMENT FEE WAIVER, SPECTRUM TECHNICAL PAID THE TRADING ADVISOR A MONTHLY MANAGEMENT FEE EQUAL TO 1/4 OF 1% OF SPECTRUM TECHNICAL'S NET ASSETS AS OF THE BEGINNING OF EACH MONTH (A 3% ANNUAL RATE).

     EFFECTIVE DECEMBER 1, 2007, GAVIN FERRIS BECAME CHIEF INVESTMENT OFFICER OF ASPECT CAPITAL LIMITED.

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

     Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.

     I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,


/s/ Walter J. Davis

Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

                      [This page intentionally left blank]

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

[BAR CHART OMITTED]

                            MONTH ENDED              YTD ENDED
                         NOVEMBER 30, 2007        NOVEMBER 30, 2007

Australian dollar              -1.39                    -0.16
British pound                   0.05                    -1.2
Euro                            1.24                     5.06
Japanese yen                   -0.93                    -1.12
Swiss franc                    -0.34                    -2.21
Minor Currencies               -2.89                    -8.59


  Note: Reflects trading results only and does not include fees or interest income.

         Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, Swedish krona, Czech koruna, Chilean peso, and Russian ruble.

During the month, the Fund experienced losses from long positions in the South African rand, Australian dollar, and Chilean peso versus the U.S. dollar, as well as short positions in the Japanese yen and Swiss franc versus the U.S. dollar. These losses were partially offset by gains from long positions in the euro, Czech koruna, and Russian ruble versus the U.S. dollar. Trading results in the British pound versus the U.S. dollar were essentially flat and had no material effect on overall performance during the month.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

(CONTINUED)

Losses were incurred from long positions in the South African rand, Australian dollar, and Chilean peso versus the U.S. dollar as the value of the U.S. dollar reversed higher against these currencies towards the end of the month due to substantially stronger demand for U.S. dollar-denominated government bonds amid continuing credit market losses and a decline in global equity markets. Furthermore, the value of the South African rand and Australian dollar, known collectively as the "commodity currencies", declined on concerns that a possible slowdown in the U.S. economy may negatively impact future demand for metals and energy. Meanwhile, short positions in the Japanese yen versus the U.S. dollar resulted in losses during the beginning of the month as the value of the Japanese yen moved higher relative to the U.S. dollar after news that the Japanese economy grew faster than economists forecast during the third quarter. Lastly, short positions in the Swiss franc versus the U.S. dollar incurred smaller losses during the beginning of the month as the value of the Swiss franc strengthened against the U.S. dollar amid speculation that the Swiss National Bank may raise interest rates.

Gains were recorded from long positions in the euro versus the U.S. dollar as the value of the euro strengthened against the U.S. dollar after Gross Domestic Product in the Euro-Zone came in higher than expected. As such, further gains were experienced from long positions in the Czech koruna and Russian ruble versus the U.S. dollar as the value of these currencies moved higher in tandem with the euro.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

[BAR CHART OMITTED]

                             MONTH ENDED             YTD ENDED
                          NOVEMBER 30, 2007      NOVEMBER 30, 2007

Currencies                     -0.02                  0.62
Interest Rates                  2.48                  5.13
Stock Indices                  -3.56                 -5.43
Energies                       -0.05                  0.95
Metals                          0.09                  1.16
Agriculturals                  -0.02                 -0.63

     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses in the global stock index sector. A portion of these losses was offset by gains recorded in the global interest rate and metals sectors. Trading results in the energy, currency, and agricultural sectors were essentially flat and had no material effect on overall Fund performance during the month.

Within the global stock index sector, long positions in U.S., European, and Australian equity index futures incurred losses as prices reversed lower on concerns that the persistent U.S. housing slump may hinder consumer spending after corporate earnings reports failed to meet analysts' expectations. These concerns heightened after U.S. Federal Reserve Chairman Bernanke told a congressional hearing on November 8th that policy makers expected growth to "slow noticeably" in the current quarter and remain "sluggish" in the first half of 2008. Finally, U.S. equity markets continued to decline towards the end of the month after news that housing starts in the U.S. fell to a 14-year low in October, ensuring the construction slump will persist in the near term.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

(CONTINUED)

Within the global interest rate sector, gains were experienced from long positions in U.S., European, and Japanese fixed-income futures as prices increased following a sharp decline in global equity markets and continued concerns that losses related to sub-prime mortgages may deepen, which spurred investors to avoid riskier assets and seek the relative "safety" of government debt.

Smaller gains were recorded in the metals markets from short positions in copper futures as prices decreased on concerns that demand for base metals may continue to slow after the U.S. Federal Reserve trimmed its economic growth forecast for next year.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------


[BAR CHART OMITTED]

                            MONTH ENDED            YTD ENDED
                         NOVEMBER 30, 2007     NOVEMBER 30, 2007

Currencies                     -0.92                6.41
Interest Rates                  2.72                6.63
Stock Indices                  -1.83               -2.98
Energies                       -0.49                3.99
Metals                         -0.32               -1.72
Agriculturals                   0.34                0.19


Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses in the global stock index, currency, energy, and metals sectors. These losses were partially offset by gains recorded in the global interest rate and agricultural sectors.

Within the global stock index sector, long positions in U.S., Pacific Rim, and European equity index futures incurred losses as prices reversed lower on renewed concerns that the recent credit market turmoil and continued U.S. housing slump may erode corporate earnings and hinder global economic growth. These concerns heightened after U.S. Federal Reserve Chairman Bernanke told a congressional hearing on November 8th that policy makers expected growth to "slow noticeably" in the current quarter and remain "sluggish" in the first half of 2008. Finally, U.S. equity markets continued to decline towards the end of the month after news that housing starts in the U.S. fell to a 14-year low in October, ensuring the construction slump will persist in the near term.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the currency sector, long positions in the Mexican peso, South African rand, Canadian dollar, Chilean peso, and Australian dollar versus the U.S. dollar recorded losses as the value of the U.S. dollar reversed higher against most of its major rivals due to substantially stronger demand for U.S. dollar-denominated government bonds amid continuing credit market losses and a decline in global equity markets. Furthermore, the value of the South African rand, Canadian dollar, and Australian dollar, known collectively as the "commodity currencies", declined on concerns that a possible slowdown in the U.S. economy may negatively impact future demand for metals and energy. Elsewhere in the currency markets, short positions in the Japanese yen versus the U.S. dollar resulted in losses as the value of the Japanese yen moved higher relative to the U.S. dollar after news that the Japanese economy grew faster than economists forecast during the third quarter.

Within the energy markets, long futures positions in crude oil and its related products incurred losses as prices moved lower towards the end of the month due to increased oil production from OPEC members amid signs of an economic slowdown in the United States, the world's largest energy consumer.

Within the metals markets, long positions in copper futures experienced losses as prices decreased on concerns that global demand may weaken while inventories continue to rise.

Within the global interest rate sector, long positions in U.S., Japanese, and British fixed-income futures recorded gains as prices increased following a sharp decline in global equity markets and forecasts of deeper mortgage-related losses, which spurred demand for the "safe haven" of government debt. In addition, U.S. interest rate futures prices moved higher amid speculation that continued credit-market losses may lead the U.S. Federal Reserve to cut interest rates in December, while prices of Japanese fixed-income futures moved higher on expectations that the Bank of Japan may refrain from raising interest rates. Lastly, prices of British interest rate futures moved higher following disappointing housing market data out of England.

Within the agricultural markets, long futures positions in the soybean complex resulted in gains as prices moved higher due to increased purchases from China, higher energy prices, and dwindling U.S. supplies. Elsewhere, long positions in wheat futures experienced additional gains as prices rose on signs that demand for U.S. supplies may strengthen while global inventories may fall to a 30-year low.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

[BAR CHART OMITTED]

                            MONTH ENDED            YTD ENDED
                         NOVEMBER 30, 2007     NOVEMBER 30, 2007

Currencies                     -1.17                0.57
Interest Rates                  1.38                1.64
Stock Indices                  -1.54                1.44
Energies                       -0.21                0.9
Metals                            -1               -2.51
Agriculturals                   0.98                5.07


Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses in the global stock index, currency, metals, and energy sectors. These losses were partially offset by gains recorded in the global interest rate and agricultural sectors.

Within the global stock index sector, long positions in U.S., Pacific Rim, and European equity index futures incurred losses as prices reversed lower on renewed concerns that the recent credit market turmoil and continued U.S. housing slump may erode corporate earnings and hinder global economic growth. These concerns heightened after U.S. Federal Reserve Chairman Bernanke told a congressional hearing on November 8th that policy makers expected growth to "slow noticeably" in the current quarter and remain "sluggish" in the first half of 2008. U.S. equity markets continued to decline towards the end of the month after news that housing starts in the U.S. fell to a 14-year low in October, ensuring the construction slump will persist in the near term.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the currency sector, long positions in the Australian dollar, Canadian dollar, and Norwegian krone versus the U.S. dollar recorded losses as the value of the U.S. dollar reversed higher against most of its major rivals due to substantially stronger demand for U.S. dollar-denominated government bonds amid continuing credit market losses and a decline in global equity markets. Furthermore, the value of the Australian dollar and Canadian dollar, known collectively as the "commodity currencies", declined on concerns that a possible slowdown in the U.S. economy may negatively impact future demand for metals and oil. Meanwhile, short positions in the Swiss franc versus the U.S. dollar incurred losses as the value of the Swiss franc strengthened against the U.S. dollar amid speculation that the Swiss National Bank may raise interest rates. Elsewhere in the currency markets, short positions in the Japanese yen versus the euro resulted in losses as the value of the Japanese yen moved higher relative to the euro after news that the Japanese economy grew faster than economists forecast during the third quarter.

Within the metals markets, long positions in zinc and copper futures experienced losses as prices decreased on concerns that global demand may weaken while inventories continue to rise.

Within the energy markets, long futures positions in crude oil and its related products incurred losses as prices moved lower towards the end of the month due to increased oil production from OPEC members amid signs of an economic slowdown in the United States, the world's largest energy consumer.

Within the global interest rate sector, long positions in U.S. and Japanese fixed-income futures recorded gains as prices increased following a sharp decline in global equity markets and forecasts of deeper mortgage-related losses, which spurred demand for the "safe haven" of government debt. In addition, U.S. interest rate futures prices moved higher amid speculation that continued credit-market losses may lead the U.S. Federal Reserve to cut interest rates again in December, while prices of Japanese fixed-income futures moved higher on expectations that the Bank of Japan may refrain from raising interest rates.

Within the agricultural markets, long futures positions in the soybean complex resulted in gains as prices moved higher due to increased purchases from China, higher energy prices, and dwindling U.S. supplies. Elsewhere, long positions in coffee futures experienced gains as prices moved higher during the beginning of the month on anticipation that adverse weather in Vietnam would delay shipments of the country's harvest.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

[BAR CHART OMITTED]

                            MONTH ENDED            YTD ENDED
                         NOVEMBER 30, 2007     NOVEMBER 30, 2007

Currencies                     -2.86                0.32
Interes Rates                   2.56                2.97
Stock Indices                  -3.12               -3.02
Energies                       -0.13                -0.5
Metals                          -0.5               -2.87
Agriculturals                   0.58               -1.03


Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses in the global stock index, currency, metals, and energy sectors. These losses were partially offset by gains recorded in the global interest rate and agricultural sectors.

Within the global stock index sector, long positions in U.S., European, and Pacific Rim equity index futures incurred losses as prices reversed lower on renewed concerns that the recent credit market turmoil and continued U.S. housing slump may erode corporate earnings and hinder global economic growth. These concerns heightened after U.S. Federal Reserve Chairman Bernanke told a congressional hearing on November 8th that policy makers expected growth to "slow noticeably" in the current quarter and remain "sluggish" in the first half of 2008. U.S. equity markets continued to decline towards the end of the month after news that housing starts in the U.S. fell to a 14-year low in October, ensuring the construction slump will persist in the near term.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
(CONTINUED)


Within the currency sector, long positions in the Australian dollar, Canadian dollar, Mexican peso, and British pound versus the U.S. dollar recorded losses as the value of the U.S. dollar reversed higher against most of its major rivals due to substantially stronger demand for U.S. dollar-denominated government bonds amid continuing credit market losses and a decline in global equity markets. Furthermore, the value of the Australian dollar and Canadian dollar, known collectively as the "commodity currencies", declined on concerns that a possible slowdown in the U.S. economy may negatively impact future demand for metals and energy. Elsewhere in the currency markets, short positions in the Japanese yen versus the U.S. dollar resulted in losses as the value of the Japanese yen moved higher relative to the U.S. dollar after news that the Japanese economy grew faster than economists forecast during the third quarter.

Within the metals markets, long positions in copper futures experienced losses as prices decreased on concerns that global demand may weaken while inventories continue to rise. Elsewhere in the metals complex, long positions in silver futures resulted in losses as prices reversed lower amid strength in the U.S. dollar.

Within the energy markets, long futures positions in crude oil and its related products incurred losses as prices moved lower towards the end of the month due to increased oil production from OPEC members amid signs of an economic slowdown in the United States, the world's largest energy consumer.

Within the global interest rate sector, long positions in U.S. and Japanese fixed-income futures recorded gains as prices increased following a sharp decline in global equity markets and forecasts of deeper mortgage-related losses, which spurred demand for the "safe haven" of government debt. In addition, U.S. interest rate futures prices moved higher amid speculation that continued credit-market losses may lead the U.S. Federal Reserve to cut interest rates again in December, while prices of Japanese fixed-income futures moved higher on expectations that the Bank of Japan may refrain from raising interest rates.

Within the agricultural markets, long futures positions in the soybean complex resulted in gains as prices moved higher due to increased purchases from China, higher energy prices, and dwindling U.S. supplies. Elsewhere, long positions in wheat futures experienced additional gains as prices rose on signs that demand for U.S. supplies may strengthen while global inventories may fall to a 30-year low.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED NOVEMBER 30, 2007 (UNAUDITED)



                                         MORGAN STANLEY                      MORGAN STANLEY
                                        SPECTRUM CURRENCY               SPECTRUM GLOBAL BALANCED
                                -----------------------------        -----------------------------
                                                PERCENTAGE OF                       PERCENTAGE OF
                                              NOVEMBER 1, 2007                    NOVEMBER 1, 2007
                                                 BEGINNING                           BEGINNING
                                   AMOUNT     NET ASSET VALUE         AMOUNT      NET ASSET VALUE
                                ----------    ---------------        --------     ----------------
                                      $            %                     $            %
INVESTMENT INCOME
   Interest income (Note 2)        291,049          .24               115,875           .32
                                ----------        -----              --------         -----

EXPENSES
   Brokerage fees (Note 2)         472,056          .38               140,110           .38
   Management fees (Note 3)        205,243          .17                38,073           .11
                                ----------        -----              --------         -----
         Total Expenses            677,299          .55               178,183           .49
                                ----------        -----              --------         -----

NET INVESTMENT LOSS               (386,250)        (.31)              (62,308)         (.17)
                                ----------        -----              --------         -----

TRADING RESULTS
Trading profit (loss):
   Realized                              --         --                356,479           .98
   Net change in unrealized     (5,253,422)       (4.27)             (703,777)        (1.93)
                                ----------        -----              --------         -----
     Total Trading Results      (5,253,422)       (4.27)             (347,298)         (.95)
                                ----------        -----              --------         -----

NET LOSS                        (5,639,672)       (4.58)             (409,606)        (1.12)
                                ==========        =====              ========         =====


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED NOVEMBER 30, 2007 (UNAUDITED)



                                            MORGAN STANLEY                                  MORGAN STANLEY
                                          SPECTRUM CURRENCY                             SPECTRUM GLOBAL BALANCED
                             -----------------------------------------        ----------------------------------------
                                                                  PER                                             PER
                                  UNITS          AMOUNT           UNIT             UNITS        AMOUNT            UNIT
                             --------------   -----------         ----        -------------   ----------          ----
                                                    $               $                              $                $
Net Asset Value,
   November 1, 2007          11,719,048.988   123,145,038         10.51       2,284,359.024   36,550,530         16.00
Net Loss                           --          (5,639,672)         (.48)           --           (409,606)         (.18)
Redemptions                    (373,534.634)   (3,746,552)        10.03         (58,802.822)    (930,261)        15.82
Subscriptions                    22,426.701       224,940         10.03          31,715.469      501,739         15.82
                             --------------   -----------                     -------------   ----------
Net Asset Value,
   November 30, 2007         11,367,941.055   113,983,754         10.03       2,257,271.671   35,712,402         15.82
                             ==============   ===========                     =============   ==========

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED NOVEMBER 30, 2007 (UNAUDITED)



                                       MORGAN STANLEY                     MORGAN STANLEY               MORGAN STANLEY
                                       SPECTRUM SELECT                  SPECTRUM STRATEGIC           SPECTRUM TECHNICAL
                                 ---------------------------        ---------------------------  ---------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                PERCENTAGE OF
                                           NOVEMBER 1, 2007                   NOVEMBER 1, 2007             NOVEMBER 1, 2007
                                               BEGINNING                          BEGINNING                    BEGINNING
                                   AMOUNT   NET ASSET VALUE           AMOUNT   NET ASSET VALUE     AMOUNT   NET ASSET VALUE
                                   ------   ---------------           ------   ---------------     ------   ---------------
                                      $            %                     $            %               $            %
INVESTMENT INCOME
   Interest income (Note 2)       1,356,297          .25              517,791         .24        1,554,590            .25
                                -----------        -----           ----------       -----      -----------          -----

EXPENSES
   Brokerage fees (Note 2)        2,679,909          .50            1,058,074         .50        3,116,554            .50
   Management fees (Note 3)       1,173,084          .22              495,635         .23          953,650            .16
   Incentive fees (Note 3)          325,638          .06                 --            --          873,907            .14
                                -----------        -----           ----------       -----      -----------          -----
     Total Expenses               4,178,631          .78            1,553,709         .73        4,944,111            .80
                                -----------        -----           ----------       -----      -----------          -----
NET INVESTMENT LOSS              (2,822,334)        (.53)          (1,035,918)       (.49)      (3,389,521)          (.55)
                                -----------        -----           ----------       -----      -----------          -----

TRADING RESULTS
Trading profit (loss):
   Realized                      43,514,942         8.12            2,028,085         .96       29,480,060           4.73
   Net change in unrealized     (45,934,742)       (8.57)          (5,201,676)      (2.46)     (50,700,274)         (8.13)
                                -----------        -----           ----------       -----      -----------          -----
     Total Trading Results       (2,419,800)        (.45)          (3,173,591)      (1.50)     (21,220,214)         (3.40)
                                -----------        -----           ----------       -----      -----------          -----

NET LOSS                         (5,242,134)        (.98)          (4,209,509)      (1.99)     (24,609,735)         (3.95)
                                 ==========         ====           ==========       =====      ===========          =====


MORGAN STANLEY SPECTRUM SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED NOVEMBER 30, 2007 (UNAUDITED)



                             MORGAN STANLEY                           MORGAN STANLEY                        MORGAN STANLEY
                             SPECTRUM SELECT                        SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
                       --------------------------------     --------------------------------       --------------------------------
                                                   PER                                  PER                                    PER
                        UNITS          AMOUNT      UNIT      UNITS       AMOUNT         UNIT        UNITS        AMOUNT        UNIT
                       -------          -----       ---     -------       -----          ---       -------        -----         ---
                                          $          $                      $             $                         $            $
Net Asset Value,
   November 1, 2007  16,980,840.169  535,981,870  31.56  11,773,634.070 211,614,790   17.97   29,539,559.302   623,310,858    21.10
Net Loss                   --         (5,242,134)  (.30)       --        (4,209,509)   (.35)        --         (24,609,735)    (.83)
Redemptions            (313,413.381)  (9,797,302) 31.26    (201,503.671) (3,550,495)  17.62     (679,909.075)  (13,781,757)   20.27
Subscriptions           204,127.686    6,381,031  31.26     369,189.384   6,505,117   17.62      138,506.970     2,807,536    20.27
                     --------------  -----------  -----  -------------- -----------   -----   --------------   -----------    -----
Net Asset Value,
   November 30, 2007 16,871,554.474  527,323,465  31.26  11,941,319.783 210,359,903   17.62   28,998,157.197   587,726,902    20.27
                     ==============  ===========         ============== ===========           ==============   ===========


The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner of each Partnership is Demeter Management Corporation ("Demeter"). The commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). Spectrum Currency's commodity broker is MS&Co. MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. For Spectrum Strategic and Spectrum Technical, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. pays each Partnership interest income at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during such month on 80% of the funds on deposit with the commodity brokers at each month-end in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.0% (a 6.0% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
The Partnerships pay brokerage fees to MS&Co. as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with MS&Co. and MSIP, and Spectrum Currency's cash is on deposit with MS&Co., in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in
Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC
  C-View International Limited ("C-View"), effective December 1, 2007
  DKR Fusion Management L.P. ("DKR"), effective December 1, 2007
  FX Concepts Trading Advisor, Inc. ("FX Concepts"), effective December 1, 2007

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC ("SSARIS")
  Altis Partners (Jersey) Limited ("Altis"), effective December 1, 2007 Cornerstone Quantitative Investment Group, Inc. ("Cornerstone"), effective
    December 1, 2007
  C-View International Limited, effective December 1, 2007

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")
  Altis Partners (Jersey) Limited, effective December 1, 2007

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts Trading Advisor, Inc. ("FX Concepts")
  Cornerstone Quantitative Investment Group, Inc., effective December 1, 2007

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")
  Aspect Capital Limited ("Aspect"), effective December 1, 2007
  Rotella Capital Management Inc. ("Rotella"), effective December 1, 2007

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to SSARIS on the first day of each month (a 1.25% annual rate), 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate), 1/12 of 1% per month of Net Assets allocated to Cornerstone on the first day of each month (a 1% annual rate), and 1/12 of 2% per month of Net Assets allocated to C-View on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), 1/6 of 1% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate), and 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate), 1/6 of 1% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate), and 1/12 of 1% per month of Net

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

Assets allocated to Cornerstone on the first day of each month (a 1% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to JWH, Winton, and Rotella on the first day of each month (a 2% annual rate), 1/4 of 1% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate), and 1/12 of 2% per month of Net Assets allocated to Aspect on the first day of each month (a 1% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to SSARIS as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis, Cornerstone, and C-View as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham and Altis as of the end of each calendar month.

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Cornerstone and FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to each of Campbell, JWH, Winton, and Rotella as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
(CONCLUDED)

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.


MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

THIS REPORT IS BASED ON INFORMATION FROM MULTIPLE SOURCES AND MORGAN STANLEY MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION FROM SOURCES OUTSIDE OF MORGAN STANLEY.

                         Demeter Management Corporation
                         522 Fifth Avenue, 13th Floor
                         New York, NY 10036



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